Exhibit 99.4
Polaris Parent Corp.
Unaudited Condensed Consolidated Balance Sheets
($ in thousands, except share and per share data)
	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$178,860	$21,825
Trade accounts receivable, net	54,004	77,071
Prepaid expenses and other current assets	3,456	5,032
Prepaid software and maintenance	8,616	9,556
Prepaid taxes	7,686	2,130
Total current assets	252,622	115,614
Property and equipment, net	182,011	177,992
Operating lease right-of-use asset	25,887	29,998
Goodwill	4,142,013	4,142,013
Client relationships intangible, net	2,998,649	3,135,782
Provider network intangible, net	653,667	683,561
Other intangibles, net	67,300	67,300
Other assets	11,040	8,151
Total assets	$8,333,189	$8,360,411
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$8,352	$9,565
Accrued interest	17,895	17,966
Operating lease obligation	9,649	9,521
Accrued compensation	22,855	26,311
Accrued legal	9,835	10,038
Accrued administrative fees	3,345	3,861
Other accrued expenses	11,526	8,524
Total current liabilities	83,457	85,786
Long-term debt	5,406,138	5,397,122
Operating lease obligation	18,635	23,086
Deferred income taxes	861,309	869,199
Total liabilities	6,369,539	6,375,193
Shareholders’ equity:
Shareholder interests
Common stock, par value $0.001; 1,000 shares authorized
(500 Series A and 500 Series B); 5 shares of Series A and 5 shares of Series B issued and outstanding as of June 30, 2020 and December 31, 2019	—	—
Contributed capital	1,384,928	1,347,656
Retained earnings	578,722	637,562
Shareholders’ equity	1,963,650	1,985,218
Total liabilities and shareholders’ equity	$8,333,189	$8,360,411
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Polaris Parent Corp.
Unaudited Condensed Consolidated Statements of Loss and Comprehensive Loss
($ in thousands, except share and per share data)
	Six Months Ended June 30,
	2020	2019
Revenues	$458,902	$490,677
Costs of services (exclusive of depreciation and amortization of intangible assets shown below)	96,579	75,132
General and administrative expenses	57,767	36,527
Depreciation	29,641	27,570
Amortization of intangible assets	167,027	167,027
Total expenses	351,014	306,256
Operating income	107,888	184,421
Interest expense	177,015	193,192
Interest income	(148)	(79)
Net loss before income taxes	(68,979)	(8,692)
Benefit for income taxes	(10,139)	(1,196)
Loss from continuing operations	(58,840)	(7,496)
Net loss	(58,840)	(7,496)
Weighted average shares outstanding – Basic and Diluted:	10	10
Net loss per share – Basic and Diluted:	$(5,884,000)	$(749,600)
Comprehensive loss	(58,840)	(7,496)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Polaris Parent Corp.
Unaudited Condensed Consolidated Statements of Shareholders’ Equity
($ in thousands, except share data)
	Common Stock Shares	Common Stock Amount	Contributed Capital	Retained Earnings (Accumulated Losses)	Total
Balance as of January 1, 2019	10	$—	$1,362,536	$627,852	1,990,388
Class B Unit expense	—	—	(4,630)	—	(4,630)
Net loss	—	—	—	(7,496)	(7,496)
Balance as of June 30, 2019	10	$—	$1,357,906	$620,356	$1,978,262
Balance as of January 1, 2020	10	$—	$1,347,656	$637,562	1,985,218
Class B Unit expense	—	—	37,272	—	37,272
Net loss	—	—	—	(58,840)	(58,840)
Balance as of June 30, 2020	10	$—	$1,384,928	$578,722	$1,963,650
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Polaris Parent Corp.
Unaudited Condensed Consolidated Statements of Cash Flows
($ in thousands)
	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
Operating activities:
Net loss	$(58,840)	$(7,496)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	29,641	27,570
Amortization of intangible assets	167,027	167,027
Amortization of the right-of-use asset	4,111	2,551
Amortization of debt issuance costs	8,153	5,640
Stock-based compensation	37,272	(4,630)
Deferred tax benefit	(7,890)	(37,634)
Non-cash interest costs	945	970
Loss on disposal of property and equipment	101	130
Changes in assets and liabilities, net of acquired balances:
Accounts receivable, net	23,067	263
Prepaid expenses and other assets	(474)	18,978
Prepaid taxes	(5,556)	(15,833)
Operating lease obligation	(4,323)	(2,455)
Accounts payable and accrued expenses and other	(1,367)	(14,243)
Net cash provided by operating activities	191,867	140,838
Investing activities:
Purchases of property and equipment	(34,866)	(33,696)
Net cash used in investing activities	(34,866)	(33,696)
Financing activities:
Repayments of long term debt	—	(100,000)
Borrowings on revolving credit facility	98,000	—
Repayment of revolving credit facility	(98,000)	—
Borrowings (payments) on capital leases, net	34	(87)
Net cash provided by (used in) financing activities	34	(100,087)
Net change in cash and cash equivalents	157,035	7,055
Cash and cash equivalents at beginning of period	21,825	5,014
Cash and cash equivalents at end of period	$178,860	$12,069
Noncash investing and financing activities:
Purchases of property, plant and equipment not yet paid	$2,664	$3,188
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$467	$2,436
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$(167,836)	$(185,864)
Income taxes, net of refunds	$(3,407)	$(52,727)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Polaris Parent Corp.
Notes to Unaudited Consolidated Condensed Financial Statements
1.   General Information and Basis of Accounting
General Information
We are a leading value-added provider of data analytics and technology-enabled end-to-end cost management solutions to the U.S. healthcare industry as measured by revenue and claims processed. The Company, through its operating subsidiary, MultiPlan, Inc. (“MultiPlan”), offers these solutions nationally through its Analytics-Based Services, which reduce medical cost through means other than contracted provider discounts and include Fee Negotiation and Medical Reimbursement Analysis Services, its Network-Based Services, which reduce medical cost through contracted discounts with healthcare providers and include one of the largest independent preferred provider organizations (“PPOs”) in the United States, and its Payment Integrity Services, which reduce medical cost by identifying and removing improper, unnecessary and excessive charges before claims are paid. We are a technology-enabled service provider and transaction processor and do not deliver health care services, bear insurance risk, underwrite risk, provide or manage healthcare services, provide care or care management, or adjudicate or pay claims.
Our customers include large national insurance companies, Blue Cross and Blue Shield plans, provider-sponsored health plans, third party administrators (“TPAs”), bill review companies, Taft-Hartley plans and other entities that pay medical bills in the commercial healthcare, government, workers’ compensation, auto medical and dental markets (collectively, “payors”). We offer these payors a single electronic gateway to a highly-integrated and comprehensive set of services in each of the three categories (Analytics-Based Services, Network-Based Services, and Payment Integrity Services — see descriptions below), which are used in combination or individually to reduce the medical cost burden on healthcare payors and patients while fostering efficient payment to the providers. For the year ended December 31, 2019, our expansive network included access to over 1,200,000 healthcare providers.
Payors generally aim to pay provider claims at a discount to reduce cost, and to eliminate any improperly billed charges before payment is made. Our Analytics-Based Services discount claims using data-driven negotiation and/or pricing methodologies to support payments to providers with whom contractual discounts are not possible and are generally priced based on a percentage of savings achieved. Our Network-Based Services offer payors a broad network of discounted rates for providers with whom payors do not have a contractual relationship, and are priced based on either a percentage of savings achieved or at a per employee/member per month fee. Our Payment Integrity Services use data, technology and clinical expertise to assist payors in identifying improper, unnecessary and excessive charges before claims are paid. Payment Integrity Services are generally priced based on a percentage of savings achieved.
Basis of Presentation and Consolidation
The unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) for interim financial information. Accordingly, certain information and disclosures required by GAAP for completed consolidated financial statements are not included herein. The interim financial statements include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the results of operations for the periods shown. The unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited financial statements of Polaris Parent Corp. as of and for the year ended December 31, 2019 and the notes related thereto. The unaudited condensed consolidated financial statements include the accounts of all subsidiaries, all of which are wholly owned.
Summary of Significant Accounting Policies
Use of Estimates
The COVID-19 pandemic (“COVID-19”) has negatively impacted our business, results of operations and financial condition. Effects from COVID-19 began to impact our business in first quarter 2020 with

Polaris Parent Corp.
Notes to Unaudited Consolidated Condensed Financial Statements
various federal, state, and local governments and private entities mandating restrictions on travel, restrictions on public gatherings, closure of non-essential commerce, and shelter in place orders. The Company has experienced a 15.8% decline in revenue during second quarter of 2020 compared to the second quarter of 2019 due to reduced volume from customers as a result of restrictions on elective medical procedures and non-essential medical services. The extent of the ultimate impact will depend on the severity and duration of the pandemic, for example future developments that are highly uncertain, including results of new information that may emerge concerning COVID-19 and any actions taken by federal, state and local governments to contain or treat COVID-19, as well as U.S. and global economies and consumer behavior and health care utilization patterns. See Note 3 “Term Loans and Revolver” for discussion of our precautionary measure to ensure our cash flow requirements were met and Note 5 “Income Taxes” for discussion on the impact of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”).
These unaudited condensed consolidated financial statements presented herein reflect the latest estimates and assumptions made by management that affect the reported amounts of assets and liabilities and related disclosures as of the date of the consolidated financial statements and reported amounts of revenue and expenses during the reporting periods presented. The Company believes it has used reasonable estimates and assumptions to assess the fair values of goodwill, long-lived assets and indefinite-lived intangible assets; assessment of the annual effective tax rate; valuation of deferred income taxes and the allowance for doubtful accounts. Actual results may differ from these estimates and assumptions.
Segment Reporting
Operating segments are defined as components of an entity for which separate financial information is available and regularly reviewed by the chief operating decision maker (“CODM”). The Company manages its operations as a single segment for the purposes of assessing performance and making decisions. The Company’s singular focus is being a value-added provider of data analytics and technology-enabled end-to-end cost management solutions to the U.S. healthcare industry.
In addition, all of the Company’s revenue and long-lived assets are attributable to operations in the United States for all periods presented.
Revenue Recognition
Disaggregation of Revenue
The following table presents net sales disaggregated by services and contract types:
	Six Months Ended June 30,
($ in thousands)	2020	2019
Revenues
Network Services	$135,126	$162,761
Percentage of Savings	103,407	129,722
PEPM	27,870	29,070
Other	3,849	3,969
Analytic-Based Services	274,096	274,798
Percentage of Savings	273,308	274,525
PEPM	788	273
Payment Integrity Services	49,680	53,118
Percentage of Savings	49,636	53,076
PEPM	44	42
Total Revenues	$458,902	$490,677

Polaris Parent Corp.
Notes to Unaudited Consolidated Condensed Financial Statements
Due to the nature of our arrangements, certain estimates may be constrained if it is probable that a significant reversal of revenue will occur when the uncertainty is resolved. For our percentage of savings contracts, portions of revenue that is recognized and collected in a reporting period may be returned or credited in subsequent periods. These credits are the result of payers not utilizing the discounts that were initially calculated, or differences between the Company’s estimates of savings achieved for a customer and the amounts self-reported in the following month by that same customer. Significant judgment is used in constraining estimates of variable consideration, and based upon both client-specific and aggregated factors that include historical billing and adjustment data, client contract terms, and performance guarantees. We update our estimates at the end of each reporting period as additional information becomes available. There have not been any material changes to estimates of variable consideration for performance obligations satisfied prior to the six months ended June 30, 2020.
The timing of payments from customers from time to time generates contract assets or contract liabilities, however these amounts are immaterial in all periods presented.
Recently Adopted Accounting Standards
In 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments including subsequent amendments to the initial guidance: ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, ASU 2019-05, Financial Instruments — Credit Losses (Topic 326): Targeted Transition Relief and ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments — Credit Losses. Accounting Standards Codification (“ASC”) 326 and related amendments require credit losses on financial instruments measured at amortized cost basis to be presented at the net amount expected to be collected, replacing the current incurred loss approach with an expected loss methodology that is referred to as the Current Expected Credit Loss. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. We adopted this standard on January 1, 2020, using a modified retrospective approach. Our financial instruments in the scope of the new standard consist primarily of trade receivables. The allowance for credit losses was $0.4 million as of June 30, 2020 and December 31, 2019. There were no material write offs charged or increases to the allowance for credit losses during the six months ended June 30, 2020. The adoption of ASC 326 had no material impact on our unaudited condensed consolidated financial statements.
In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other — Internal-Use Software (Subtopic 350-40) — Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. This ASU addresses a customer’s accounting for implementation costs incurred in a cloud computing arrangement that is a service contract. The amendment aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). We adopted this new accounting standard as of January 1, 2020 on a prospective basis. The adoption of this ASU did not have a material impact on our unaudited condensed consolidated financial statements.
In June 2016, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Change to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements for fair value measurements by removing, modifying and adding certain disclosures. This ASU is effective for annual reporting periods beginning after December 15, 2019, including interim periods within those fiscal years, with early adoption permitted. We adopted this guidance on January 1, 2020 and it had no material impact on our unaudited condensed consolidated financial statements.
New Accounting Pronouncements Issued but Not Yet Adopted
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This standard simplifies the accounting for income taxes by eliminating

Polaris Parent Corp.
Notes to Unaudited Consolidated Condensed Financial Statements
certain exceptions to the guidance in ASC 740 related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The standard also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating the effect that implementation of this standard will have on the Company’s consolidated operating results, cash flows, financial condition and related disclosures.
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The amendments in this Update provide optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. This standard is effective for all entities as of March 12, 2020 through December 31, 2022. Early adoption is permitted. The Company has a term loan and a revolving credit loan for which the interest rates are indexed on the London InterBank Offered Rate (“LIBOR”) and as a result is currently evaluating the effect that implementation of this standard will have on the Company’s consolidated operating results, cash flows, financial condition and related disclosures.
On August 5, 2020, the FASB issued ASU 2020-06, Debt — Debt With Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The amendments simplify the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. Early adoption is permitted. As a result of the transactions described in Note 10 “Subsequent Events”, the Company will evaluate the effect that implementation of the standard will have on the Company’s consolidated operating results, cash flows, financial condition and related disclosures.
2.   Long-Term Debt
As of June 30, 2020 and December 31, 2019, long-term debt consisted of the following:
($ in thousands)	June 30, 2020	December 31, 2019
Term Loan G	$2,710,000	$2,710,000
Notes due 2024	1,560,000	1,560,000
Senior PIK Note	1,178,727	1,178,727
Finance lease obligations	120	101
Long-term debt	5,448,847	5,448,828
Premium – Notes due 2024	9,302	10,327
Discount – Term Loan G	(5,369)	(6,195)
Discount – Senior PIK Notes	(6,292)	(7,436)
Debt issuance costs, net:
Term Loan G	(13,679)	(18,332)
Notes Due 2024	(19,452)	(21,539)
Senior PIK Notes	(7,219)	(8,531)
Long- term debt, net	$5,406,138	$5,397,122
3.   Term Loans and Revolver
The interest rate in effect for Term Loan G was 3.75 % and 5.08 % as of June 30, 2020 and June 30, 2019, respectively. Interest expense was $60.8 million and $75.5 million for the six month periods ended

Polaris Parent Corp.
Notes to Unaudited Consolidated Condensed Financial Statements
June 30, 2020 and 2019, respectively. These amounts are included in interest expense in the accompanying unaudited condensed consolidated statements of loss and comprehensive loss.
On March 19, 2020 the Company activated $98.0 million of Revolver G as a precautionary measure due to the uncertainty of COVID-19. The revolver and associated interest was repaid on June 25, 2020. On July 2, 2020 the Company, the administrative agent and the revolving credit lenders have agreed to amend the revolving credit maturity date to June 7, 2023, or September 1, 2022 should the aggregate principal outstanding on the Senior PIK Notes exceed $300 million on September 1, 2022. Interest on Revolver G for the six months ended June 30, 2020 was $1.2 million. This amount is included in interest expense in the accompanying unaudited condensed consolidated statements of loss and comprehensive loss.
During the six months ended June 30, 2020, a correcting adjustment of $2.3 million was made to increase interest expense to account for acceleration of debt issuance cost due to principal prepayments made on the Term Loan in years 2017, 2018 and 2019. The adjustment was not material to the current period or historical period financial statements.
Debt Covenants and Events of Default
The Company is subject to certain affirmative and negative debt covenants under Term Loan G, the Notes due 2024, and the Senior PIK Notes that limit the Company’s and its subsidiaries’ ability to engage in specified types of transactions.
In addition, solely with respect to the Revolver G, the Company is required to maintain a consolidated first lien debt to consolidated EBITDA ratio no greater than 7.60 to 1.00. As of June 30, 2020 and December 31, 2019 the Company was in compliance with all of the debt covenants.
4.   Fair Value Measurements
Fair value measurements are based on the premise that fair value represents an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the following three-tier fair value hierarchy has been used in determining the inputs used in measuring fair value:
•
Level 1 — Quoted prices in active markets for identical assets or liabilities on the reporting date.

•
Level 2 — Inputs, other than quoted prices in active markets (Level 1), that are observable for the asset or liability, either directly or indirectly.

•
Level 3 — Unobservable inputs in which there is little or no market data, which require the entity to develop its own assumptions

Financial instruments
Certain financial instruments which are not measured at fair value on a recurring basis include cash and cash equivalents, accounts receivable and accounts payable, which approximate fair value due to their short-term nature. The financial instrument that potentially subjects the Company to concentrations of credit risk consists primarily of accounts receivable. The Company’s accounts receivable are spread over a large customer base and various product lines that the Company offers.
We estimate the fair value of long-term debt, including current maturities of finance lease obligations using present value techniques that are significantly affected by the assumptions used concerning the amount and timing of estimated future cash flows and discount rates that reflect varying degrees of risk. Assumptions include interest rates currently available for instruments with similar terms as well as the five,

Polaris Parent Corp.
Notes to Unaudited Consolidated Condensed Financial Statements
seven, and eight-year Treasury bill rates. As such, this is considered a Level 2 fair value measurement. As of June 30, 2020 and December 31, 2019, the Company’s carrying amount and fair value of long-term debt consisted of the following:
	June 30, 2020		December 31, 2019
($ in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Liabilities:
Notes due 2024, net of premium	$1,569,302	$1,616,422	$1,570,327	$1,544,976
Term Loan G, net of discount	2,704,631	2,791,844	2,703,805	2,769,645
Senior PIK Note, net of discount	1,172,435	1,226,416	1,171,291	1,191,694
Finance lease obligations	120	120	101	101
Total Liabilities	$5,446,488	$5,634,802	$5,445,524	$5,506,416
Recurring fair value measurements
We measure our 2016 Class B Unit Incentive Plan at fair market value on a recurring basis. The fair value of the Plan was determined based on significant inputs not observable in the market which would represent a level 3 measurement within the fair value hierarchy. The Company uses a Monte Carlo simulation to estimate the fair value of the stock-based compensation awards. See Note 7 “Stock-Based Compensation” for further information including details of our unobservable assumptions.
Non-recurring fair value measurements
We also measure certain non-financial assets at fair value on a nonrecurring basis, primarily goodwill and long-lived tangible and intangible assets, in connection with periodic evaluations for potential impairment. We estimate the fair value of these assets using primarily unobservable inputs and, as such, these are considered Level 3 fair value measurements. There were no material impairment charges for these assets as of June 30, 2020 or December 31, 2019.
5.   Income Taxes
The pre-tax loss during the six month period ended June 30, 2020 of $69.0 million generated an income tax benefit of $10.1 million. The pre-tax loss during the six month period ended June 30, 2019 of $8.7 million generated an income tax benefit of $1.2 million. The Company’s effective tax rate differed from the statutory rate primarily due to state taxes and stock-based compensation expense.
The CARES Act, was signed into law on March 27, 2020. The law features tax relief measures for businesses including a change in Section 163(j) interest deduction limitation increasing the adjusted taxable income limitation from 30% to 50% retroactively to tax years beginning on or after January 1, 2019. The provision also allows the taxpayer to elect to use its 2019 adjusted taxable income for its 2020 limitation. As a result of these changes, the Company recorded a $32.4 million increase to its deferred income tax liability in the first quarter to account for the retroactive change to the tax law applicable to the Company’s year ended December 31, 2019. The CARES Act had additional impacts to the 2019 tax year, however, they do not have a material impact to the Company’s 2019 income tax provision.
Various regulatory tax authorities periodically examine the Company’s and its subsidiaries’ tax returns. Tax years December 2016 through 2019 are open for Federal examination. The Company was notified by the IRS during the fourth quarter of 2019, that the Company’s 2017 tax return was selected for audit. The audit commenced during the first quarter of 2020 and is still in progress. Tax years 2015 through 2019 are still open for examination related to income taxes to various state taxing authorities.
6.   Commitments and Contingencies
Commitments
The Company has certain irrevocable letters of credit that reduced the capacity of Revolver G by $1.8 million as of June 30, 2020 and December 31, 2019.

Polaris Parent Corp.
Notes to Unaudited Consolidated Condensed Financial Statements
Claims and Litigation
The Company is a party to certain claims and litigation in the ordinary course of business. The Company is not involved in any claims or legal proceedings that it believes will result, individually, or in the aggregate, in a material adverse effect upon our financial condition or results of operations, or cash flows. We accrue for costs associated with certain contingencies, including, but not limited to, settlement of legal proceedings, regulatory compliance matters and self-insurance exposures when such costs are probable and reasonably estimable. Such accruals are included in other accrued expenses on the accompanying unaudited condensed consolidated balance sheet. In addition, we accrue for legal fees incurred in defense of asserted litigation and regulatory matters as such legal fees are incurred. To the extent it is probable under our existing insurance coverage that we are able to recover losses and legal fees related to contingencies, we record such recoveries concurrently with the accrual of the related loss or legal fees. Significant management judgment is required to estimate the amounts of such contingent liabilities and the related insurance recoveries. In our determination of the probability and ability to estimate contingent liabilities and related insurance recoveries we consider the following: litigation exposure based on currently available information, consultations with external legal counsel, adequacy and applicability of existing insurance coverage, and other pertinent facts and circumstances regarding the contingency. Liabilities established to provide for contingencies are adjusted as further information develops, circumstances change, or contingences are resolved; and such changes are recorded in the accompanying unaudited condensed consolidated statement of income and comprehensive income during the period of the change and appropriately reflected in other accrued liabilities in the accompanying unaudited condensed consolidated balance sheets.
7.   Stock-Based Compensation
Holdings established an incentive plan effective June 7, 2016 (the “Polaris Plan”). The purpose of the Polaris Plan is to provide a means through which Holdings may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors (“Participants”) can acquire and maintain an equity interest in Holdings, thereby strengthening their commitment to the welfare of Holdings and its subsidiaries, including MultiPlan, Inc. Under the Polaris Plan, Holdings may grant awards to select Participants at the sole discretion of the Board of Directors (“Board”) of Holdings. Polaris Plan awards are granted in the form of Holdings’ Class B Units (“Units”) via the Class B Unit Award Agreement (“Polaris Agreement”). There are 343,114 Units available for issuance under the Polaris Plan. There were 267,768 Units issued and outstanding as of June 30, 2020. The Company’s CEO, with the approval of the Board, determines participation and the allocation of the Units (“Awards”).
Each individual Award is comprised of time vesting Units (“Time Vesting Units”) and performance vesting Units (“Performance Vesting Units”). Time Vesting Units and Performance Vesting Units vest based on the vesting dates and the achievement of certain performance measures as defined in each Agreement. The Company amortizes the Time Vesting Units on a straight line basis, and the Performance Vesting Units on a graded vesting basis. In the event of the termination of an employee Participant due to a Qualifying Termination as defined by the Polaris Agreement, the Participant shall have the right to cause Holdings to purchase all or any portion of the vested Units owned by the employee, subject to the approval of the Company’s CEO. Based on this put right available to the employee Participants, stock-based compensation awards related to the Polaris Plan have been accounted for as liability classified awards within Holdings’ consolidated financial statements. The Company records these awards within Shareholders’ equity as an equity contribution from Holdings based on the fair value of the outstanding Units at each reporting period. Upon the occurrence of a definitive liquidity event all unvested units will vest immediately prior to such liquidity event. All vested shares will be exchanged for new shares and cash as determined at the time of such liquidity event.
The Company utilizes a Monte Carlo simulation analysis to estimate the fair value of the outstanding Units. The fair value of the outstanding Units was $142.9 million as of June 30, 2020. The valuation as of June 30, 2020 took into account the probability adjusted transaction value of the Company and reduced the discount for lack of marketability. There was $0.5 million of unrecognized compensation cost as of

Polaris Parent Corp.
Notes to Unaudited Consolidated Condensed Financial Statements
June 30, 2020 related to the outstanding Units which is expected to be recognized over a weighted average period of 0.1 years. Forfeitures are accounted for as they occur.
The following table lists the assumptions used in the analyses as of June 30, 2020 and June 30, 2019:
	As of
	June 30, 2020	June 30, 2019
Risk free rate of return	0.2%	1.7%
Expected volatility	80.0%	23.2%
Expected dividend yield	0.0%	0.0%
Discount for lack of marketability	11.0%	19.0%
Stock-based compensation expense has been allocated between costs of services and general and administrative expenses in the accompanying unaudited condensed consolidated statements of loss and comprehensive loss for the six month periods ended June 30, 2020 and June 30, 2019 as follows:
	Six Months Ended June 30,
($ in thousands)	2020	2019
Cost of services	$17,946	$(2,918)
General and administrative	19,326	(1,712)
Total stock-based compensation	$37,272	$(4,630)
Following is a vesting summary of the Class B Units for the six month period ended June 30, 2020:
	Number of Units	Weighted Average Fair Value
Nonvested at December 31, 2019	80,671	$363.91
Awarded	—	—
Vested	(18,000)	$533.75
Forfeited	(1,877)	$533.75
Nonvested at June 30, 2020	60,794	$533.75
None of the Units were puttable as of June 30, 2020.
8.   Net Loss Per Share
The following is a reconciliation of basic and diluted loss per share for the six month periods ended June 30, 2020 and June 30, 2019:
($ in thousands, except number of shares and per share data)	Six Months Ended June 30,
	2020	2019
Numerator for loss per share calculation
Net loss	$(58,840)	$(7,496)
Denominator for loss per share calculation
Weighted average number of shares outstanding – basic and diluted	10	10
Loss per share – basic and diluted:
Net loss per share – basic and diluted	$(5,884,000)	$(749,600)

Polaris Parent Corp.
Notes to Unaudited Consolidated Condensed Financial Statements
9.   Related Party Transactions
The accompanying unaudited condensed consolidated statements of loss and comprehensive loss include expenses and revenues to and from related parties for the six month periods ended June 30, 2020 and June 30, 2019 as follows:
($ in thousands)	Six Months Ended June 30,
	2020	2019
Revenues	$1,036	$1,164
Total revenues from related parties	$1,036	$1,164
Cost of services	$583	$1,103
General and administrative	100	149
Total expense from related parties	$683	$1,252
The accompanying unaudited condensed consolidated balance sheets include accruals from related parties as of June 30, 2020 and December 31, 2019 as follows:
($ in thousands)	June 30, 2020	December 31, 2019
Current liabilities:
Accounts payable	$2,500	$2,500
Total liabilities from related parties	$2,500	$2,500
The related party transactions include the following:
•
The Company purchased PPO network services from a company controlled by Hellman & Friedman LLC to supplement our provider network. We also recognize revenues from that same company for the use of our provider network and other claims processing services.

•
The Company has obtained insurance brokered through a company controlled by Hellman & Friedman LLC.

•
The Company compensates a non-employee member of the Board for his services on the Board. The Company also purchases cyber security risk management services from a company controlled by that same member of the Board.

•
The Company reimburses Hellman & Friedman LLC for reasonable out of pocket expenses that include travel, lodging, means, and any similar expenses.

10.   Subsequent Events
The Company has evaluated subsequent events after the balance sheet date through October 9, 2020, the date of issuance.
On July 2, 2020, the Company entered into an agreement to extend the maturity date of the revolving credit line. Refer to Note 3 “Term Loans and Revolver” for additional details.
On July 12, 2020, Churchill Capital Corp III (“Churchill”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Churchill, Music Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of Churchill (“First Merger Sub”), Music Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Churchill (“Second Merger Sub”), the Company, and Holdings. Pursuant to the Merger Agreement, the parties thereto will enter into a business combination transaction (the “Transactions”) by which, pursuant to a Private Investment in Public

Polaris Parent Corp.
Notes to Unaudited Consolidated Condensed Financial Statements
Equity (“PIPE”) of $1.3 billion to Churchill from a capital raise an additional $1.3 billion from the issuance of 6% interest convertible debt (with a conversion price of $13 per share), Churchill will acquire Holdings’ equity in the Company for a total consideration of $5.7 billion, paid in cash and in shares of Churchill.
The consummation of the Transactions is subject to customary closing conditions for transactions of this nature, including customary closing conditions for special purpose acquisition companies. In addition, the proposed Transactions are subject to approval by Churchill’s stockholders. The Merger Agreement may be terminated prior to the closing of the Transactions by mutual agreement of Churchill and the Company, by either party if the Transactions are not consummated on or before January 28, 2021 (subject to extension) and under other circumstances as specified in the Merger Agreement.
At the effective time of the First Merger, each share of Class A common stock of the Company will be cancelled and automatically deemed for all purposes to represent the right to receive an amount of shares of Class A common stock, par value $0.0001 per share, of Churchill (the “Churchill Class A Common Stock”) as determined pursuant to the terms of the Merger Agreement. At the effective time of the First Merger, each share of Class B common stock of the Company will be cancelled and automatically deemed for all purposes to represent the right to receive an amount of cash as determined pursuant to the terms of the Merger Agreement.
In order to facilitate the consummation of the Mergers, the Company has agreed to undergo a recapitalization pursuant to which, among other things, the aggregate number of authorized shares of the Company’s common stock will be increased to an aggregate of 30,880,280 shares, consisting of shares of Class A common stock, par value $0.001 per share, each having two votes per-share on all voting matters, and shares of Class B common stock, par value $0.001 per share, each having one vote per-share on all voting matters, and the Company’s existing capital stock will be exchanged for such new shares of Class A common stock and Class B common stock, as applicable.
In connection with the Merger Agreement, the Company and/or Holdings entered into additional agreements on July 12, 2020 related to and contingent upon the Transactions, including:
•
voting and support agreements with certain stockholders pursuant to which such stockholders have agreed to vote in favor of the adoption of the Merger Agreement and approval of the Transactions and certain other matters to be voted on at a special meeting of Churchill’s stockholders;

•
the Churchill Capital Corp III 2020 Omnibus Incentive Plan whereby our directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in us, or be paid incentive compensation, including incentive compensation measured by reference to the value of our Class A common stock, thereby strengthening their commitment to our welfare and aligning their interests with those of our stockholders;

•
an investor rights agreement which includes certain corporate governance rights, including entitling certain of the parties thereto to nominate directors to Churchill’s board of directors, and certain registration rights, including demand, shelf and piggy-back rights, subject to cut-back provisions; and

•
common stock subscription agreements pursuant to which Churchill has agreed to issue and sell shares of Churchill Class A Common Stock and warrants to purchase shares of Churchill Class A Common Stock and convertible notes subscription agreements pursuant to which Churchill has agreed to issue and sell senior unsecured convertible notes, in each case, to the applicable investors in order to finance the Transactions.

In connection with the Merger Agreement, Churchill issued an unsecured promissory note (the “Note”) in the principal amount of $1,500,000 to Churchill Sponsor III, LLC (the “Sponsor”). The Note bears no interest and is repayable in full upon the closing of the Mergers. The Sponsor has the option to convert any unpaid balance of the Note into warrants to purchase one share of Class A common stock (the “Working Capital Warrants”) equal to the principal amount of the Note so converted divided by $1.00.

Polaris Parent Corp.
Notes to Unaudited Consolidated Condensed Financial Statements
The terms of any such Working Capital Warrants are identical to the terms of Churchill’s existing private placement warrants held by the Sponsor. The proceeds of the Note will be used to fund expenses related to Churchill’s normal operating expenses and other transactional related expenses.
Additionally, the Compensation Committee has approved a transaction bonus pool (in an aggregate amount of up to $20 million) that may be paid to employees, including executive officers, after consummation of the Transaction, in recognition of their efforts in connection with the completion of the Transaction. Each of Messrs. Tabak, Redmond and White are eligible to receive a $4 million transaction bonus and Mr. Tabak will determine the other individuals eligible to receive a transaction bonus and the amount and other terms of each transaction bonus. $6 million of the bonus pool will be allocated to all other employees.
The Transactions will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP.
In August 2020, MPH Acquisition Holdings LLC, a subsidiary of the Company, purchased 9,094,876 shares of Churchill stock in the open market at a cost of $100.6 million.